Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: The S&P 500 ® Index (ticker: “SPX”) Pricing date: February 21, 2023 Interim v aluation dates: Quarterly, beginning approximately one year after issuance Final valuation date: February 22, 2028 Maturity date: February 25, 2028 Automatic early redemption: If, on any interim valuation date, the closing value is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the premium Premium: 8.10% CUSIP / ISIN: 17331CNG8 / US17331CNG86 Final barrier value: 90% of the initial underlying value Initial underlying value: The closing value of the underlying on the pricing date Final underlying value: The closing value of the underlying on the final valuation date Underlying return: (final underlying value - initial underlying value) / initial underlying value Upside participation rate: 100% Return amount: $1,000 × the underlying return × the upside participation rate Payment at maturity (if not autocalled): • If the final underlying value is greater than the initial underlying value: $1,000 + the return amount • If the final underlying value is less than or equal to the initial underlying value but greater than or equal to the final barrier value : $1,000 • If the final underlying value is less than its final barrier value: $1,000 + [$1,000 × underlying return] If the securities are not automatically redeemed prior to maturity and the final underlying is less than the final barrier value, you will receive less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated February 7, 2023 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Securities Linked to SPX Hypothetical Interim Payment per Security Valuation Date on which the Underlying Exceeds Initial Underlying Value Premium Hypothetical Redemption February 21, 2024 8.10% $1,081.00 May 21, 2024 10.125% $1,101.25 August 21, 2024 12.15% $1,121.50 November 21, 2024 14.175% $1,141.75 February 21, 2025 16.20% $1,162.00 May 21, 2205 18.225% $1,182.25 August 21, 2025 20.25% $1,202.50 November 21, 2025 22.275% $1,222.75 February 23, 2026 24.30% $1,243.00 May 21, 2026 26.325% $1,263.25 August 21, 2026 28.35% $1,283.50 November 23, 2026 30.375% $1,303.75 February 22, 2027 32.40% $1,324.00 May 21, 2027 34.425% $1,344.25 August 23, 2027 36.45% $1,364.50 November 22, 2027 38.475% $1,384.75 If the closing value of the underlying is greater than or equal to the initial underlying value on any interim valuation date, then the securities will be automatically redeemed prior to maturity and you will receive a premium following that valuation date. Hypothetical Payment at Maturity per Security Hypothetical Underlying Return Hypothetical Security Return Hypothetical Payment at Maturity 50.00% 50.00% $1,500.00 25.00% 25.00% $1,250.00 5.00% 5.00% $1,050.00 0.00% 0.00% $1,000.00 - 5.00% 0.00% $1,000.00 - 10.00% 0.00% $1,000.00 - 10.01% - 10.01% $899.90 - 75.00% - 75.00% $250.00 - 100.00% - 100.00% $0.00 Assumes the securities have not been automatically redeemed prior to maturity

Selected Risk Considerations • You may lose a significant portion or all of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the underlying on the final valuation date. If the final underlying value of the underlying on the final valuation date is less than its final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from its initial underlying value. • You will not receive dividends or have any other rights with respect to the underlying. • The securities are particularly sensitive to the volatility of the closing values of the underlying on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03 ) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.